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                                                                    EXHIBIT 99.1

NEWS RELEASE                                                        (LAYNE LOGO)

                                             CONTACT:  LAYNE CHRISTENSEN COMPANY
                                                       JERRY W. FANSKA
                                                       VICE PRESIDENT-FINANCE
                                                       913-677-6858
                                                       www.laynechristensen.com

FRIDAY, DECEMBER 5, 2003

LAYNE CHRISTENSEN ANNOUNCES ELECTION OF NEW BOARD MEMBER AND BYLAW AMENDMENT

MISSION WOODS, KS - DECEMBER 5, 2003 - LAYNE CHRISTENSEN COMPANY (NASDAQ:LAYN) announced today the election of Anthony B. Helfet to Layne Christensen Company's Board of Directors.

Mr. Helfet served as Managing Director of Dillon Read & Co. Inc. and its successor organization, UBS Warburg for ten years. Mr. Helfet was also Managing Director of the Northwest Region of Merrill Lynch Capital Markets from 1979 to 1989. He is currently on the board of Alliance Imaging (AIQ-NYSE).

Andrew B. Schmitt, President and CEO of Layne Christensen Company, stated, "We are very pleased to have Tony join our board. He brings many years of experience in the corporate finance and transaction side of the business. Tony is also very familiar with Layne's business as he represented Dillon Read/UBS Warburg who was a lead underwriter of Layne's $100 million secondary offering in 1997. "

Layne Christensen also announced today that it has amended its Bylaws to include an advance notice provision which requires that the Company be given advance notice of stockholder nominations for election to the Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in Layne's proxy statement in accordance with SEC Rule 14a-8. As a result of this amendment, the Company must receive notice of any director nominations or other matters which stockholders wish to present for action at the Company's 2004 Annual Meeting of Stockholders no sooner than January 7, 2004, and no later than February 6, 2004.

Layne Christensen Company provides sophisticated services and related products for the water, mineral, construction and energy markets.